EXHIBIT 4.04

DESCRIPTION OF SECURITIES REGISTERED
UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of the material terms of the common stock, without par value, of Old Holdco, Inc. (“Pyxus” or the “Company”), which as of the date of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission is the only security of the Company registered under Section 12 of the Securities Exchange Act of 1934, as amended. The following description should be read in conjunction with the Company’s amended and restated articles of incorporation, as amended (the “Articles of Incorporation”), and its amended and restated bylaws (the “Bylaws”), as most recently filed as exhibits to the Company’s periodic reports filed with Securities and Exchange Commission. Upon the effectiveness of the Plan, all outstanding shares of the Company's common stock are cancelled.

Governing Law

Pyxus is incorporated under the laws of the Commonwealth of Virginia and its internal affairs are governed by the laws of the Commonwealth of Virginia, including the Virginia Stock Corporation Act (the “VSCA”).

Authorized Capital Stock

The Company’s authorized capital stock consists of 250,000,000 shares of common stock, without par value (the “Common Stock”), and 10,000,000 shares of preferred stock, without par value (the “Preferred Stock”). The cover page of the Company’s most recent Form 10-K filed with Securities and Exchange Commission sets forth the number of shares of Common Stock outstanding as of a recent date. As of the date of the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, no shares of Preferred Stock were issued and outstanding.

Common Stock

Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote at any meeting of shareholders. Except as otherwise required by the VSCA, the board of directors acting pursuant to Section 13.1-707 of the VSCA, or the provisions of the Articles of Incorporation (as described below), shareholder action is effective if the votes cast in favor of the action exceed the votes cast against the action. Directors are elected by a plurality of the votes cast by the shares entitled to vote in the election. Under the VSCA, cumulative voting in the election of directors is permitted if authorized in a corporation’s articles of incorporation. The Articles of Incorporation do not include a provision authorizing cumulative voting.

The Articles of Incorporation provide that an amendment or restatement of the Articles of Incorporation, a merger, a statutory share exchange, dissolution or the sale or other disposition of all or substantially all the Company’s assets other than in the usual and regular course of business requires the approval of a majority of the votes entitled to be cast by each voting group that is entitled to vote on the matter.

Dividend Rights. Subject to the rights of holders of Preferred Stock, if any, holders of shares of Common Stock are entitled to receive dividends and other distributions in cash, stock or property of Pyxus as may be declared by the Company’s board of directors from time to time.

Preemptive Rights. Holders of Common Stock have no preemptive or preferential right to purchase or to subscribe to any shares of any class of Pyxus, whether now or hereafter authorized, any warrants, rights, or options to purchase any such shares or any securities or obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.
Preferred Stock

The Company’s board of directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Each class or series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class. Prior to the issuance of any shares of a class or series of Preferred Stock, the board of directors must establish such class or series by adopting a resolution and by filing with the State Corporation Commission of Virginia articles of amendment to the Articles of Incorporation setting forth the designation and number of shares of the class or series and the relative rights and preferences thereof.

Anti-Takeover Provisions

The Articles of Incorporation, the Bylaws and the VSCA contain provisions that may have the effect of impeding the acquisition or control of Pyxus by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Company’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the Company’s vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of its assets or an unsolicited takeover attempt that is unfair to its shareholders.

Authority to Issue Preferred Stock

Under the Articles of Incorporation, the Company’s board of directors may determine the preferences, limitations and relative rights, to the extent permitted by the VSCA, of any class of shares of Preferred Stock before the issuance of any shares of that class, or of one or more series within a class before the issuance of any shares of that series. Under this authority, the board of directors could create and issue a class or series of Preferred Stock with rights, including voting rights, or preferences superior to the Common Stock or with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of the Company’s capital stock as a result of such holder beneficially owning, or commencing a tender offer for, a substantial amount of the Common Stock. One of the effects of authorized but unissued and unreserved shares of Preferred Stock may be to render it more difficult for, or discourage an attempt by, a potential acquiror to obtain control of Pyxus by means of a merger, tender offer, proxy contest or otherwise. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Pyxus without any further action by the Company’s shareholders.

Classified Board of Directors

The Articles of Incorporation provide that the board of directors of the Company are divided into three classes as nearly equal in number as possible. At each annual meeting of shareholders, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly-created directorships or any decrease in directorships shall be apportioned among the classes by the board of directors to make all classes as nearly equal in number as possible. The Articles of Incorporation provide that, unless otherwise provided in the Bylaws (and the Bylaws currently do not otherwise provide), if any director resigns or retires as a member of the board of directors or otherwise becomes unable or unwilling to serve as a director, the remaining directors shall fill such vacancy by appointing a director, and such newly elected director shall hold office for a term expiring at the next annual meeting of the shareholders.

The classified board of directors is intended to provide continuity of directors and to retain directors with in-depth knowledge of the Company’s business. The classified board of directors will not prevent an acquisition that is approved by the board of directors. However, the classified board of directors could have anti-takeover effects by delaying the ability of a party to obtain control of the Company’s board of directors by electing a majority of the board of directors in a proxy contest.

Affiliated Transactions Statute

Article 14 of the VSCA contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with any holder of more than 10% of any class of its outstanding voting shares, referred to as an interested shareholder, for a period of three years following the date that such person became an interested shareholder unless:
•a majority of the “disinterested” members of the board of directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or
•before the date the person became an interested shareholder, the “disinterested” members of the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.
After three years, any such transaction must meet certain statutory requirements intended to ensure that the transaction is on fair terms or it must be approved by the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder or by a majority of the “disinterested” members of the board of directors of the corporation.
The Virginia affiliated transaction statute may have the effect of deterring a potential acquisition of the Company that could be beneficial to our shareholders, unless approved by the board of directors.
Control Share Acquisitions Statute
The VSCA also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed specified threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless the granting of voting rights with respect to the shares is approved by a majority vote of all the votes that could be cast in a vote on the election of directors by all the outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation.
The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition.
The VSCA provides that these provisions relating to control share acquisitions do not apply with respect to a public corporation if at the time of any control share acquisition the corporation’s articles of incorporation or bylaws provide that the provisions of the VSCA relating to control share acquisitions do not apply with respect that corporation. The Bylaws contain a provision opting out of the control share acquisitions provisions the VSCA.

Transfer Agent and Registrar
American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.